Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2005 First Quarter

Financial Results and Annual Dividend

LOWELL, Mass—(BUSINESS WIRE)—Apr. 19, 2005—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced first quarter net income of $1.851 million compared to $1.715 million during the first quarter of 2004, an increase of 8%.  Diluted earnings per share were $0.48 for the quarter compared to $0.45 for first quarter 2004, an increase of 7%.

Enterprise Bancorp, Inc. today also announced that its Board of Directors has approved a $0.48 per share annual dividend which will be payable on June 24, 2005, to stockholders of record as of the close of business on June 3, 2005.

The first quarter of 2005 results benefited from an increase in net interest income, which was partially offset by a reduction in non-interest income and an increase in non-interest expenses.  The increase in net interest income was due to growth in interest earning assets and an increase in the net interest margin due to the recent increases in market interest rates.  Non-interest income declined primarily due to the higher level of gains realized on the sales of investment securities in the prior period and a reduction in deposit servicing fee income in 2005 mainly due to higher earnings credit rates paid on business checking accounts.  The increase in non-interest expenses reflects the company’s continued growth and strategic initiatives, including our 2004 branch expansion into the new markets of Andover, MA and Salem, New Hampshire.  The 2004 period also reflects a higher provision for loan losses compared to the first quarter of 2005, contributing to the increase in current net income over the prior period.  The higher provision for loan losses in the 2004 period reflects management’s ongoing assessments of the allowance and estimates of the credit risk within the loan portfolio, including the level of charge offs during the period.  Net charge offs in the first quarter of 2004 were $407 thousand as compared to net recoveries of $14 thousand in the first quarter of 2005.

Key Financial Highlights

•                  Total loans increased 17% over the last twelve months, amounting to $590.6 million at March 31, 2005.

•                  Total deposits grew 10% over the last twelve months, amounting to $754.2 million at March 31, 2005.

•                  Net interest margin was 4.71% for the three months ended March 31, 2005 as compared to 4.55% for the three months ended March 31, 2004.

•                  Total assets amounted to $867.9 million at March 31, 2005 as compared to $776.1 million at March 31, 2004, an increase of 12%.

•                  Total assets under management amounted to $1.268 billion at March 31, 2005 as compared to $1.191 billion at March 31, 2004, an increase of 7%.

“We are pleased to report continued net income and asset growth for the first three months of 2005.  In addition, we are pleased to announce an annual dividend increase of 12% to $0.48 per share,” said George L. Duncan, Chairman and Chief Executive Officer of Enterprise Bancorp, Inc.

Duncan continued, “Throughout Enterprise’s 16 plus years, we have maintained strong growth through ongoing business development efforts and continued market expansion within existing and into new markets such as our 2004 branch openings in Andover, MA and Salem, NH.  Our second Tewksbury, MA office is scheduled to open in the early summer and we continue to look to expand our branch network to take advantage of other opportunities within our market area.”

Duncan concluded “We feel that our business model, strong service culture, skilled management team and brand name creates opportunities for Enterprise to be the leading provider of commercial banking and investment management services in the Merrimack Valley and North Central Massachusetts.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company.  The company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products, and investment management, trust and insurance services.  The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The company’s primary market area is northeastern Massachusetts and southern New Hampshire.  The company has thirteen full-service branch banking offices located in the Massachusetts cities and towns of Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Lowell, Tewksbury, and Westford; and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months ended March 31, 2005 and 2004

(unaudited)

(Dollars in thousands, except per share data)	March 31, 2005	March 31, 2004

Interest and dividend income:
Loans	$8,837	$7,559
Investment securities	1,820	1,724
Total short-term investments	61	14
Total interest and dividend income	10,718	9,297

Interest expense:
Deposits	1,672	1,456
Borrowed funds	85	67
Junior subordinated debentures	294	294
Total interest expense	2,051	1,817

Net interest income	8,667	7,480

Provision for loan losses	200	750
Net interest income after provision for loan losses	8,467	6,730

Non-interest income:
Investment management and trust service fees	507	516
Deposit service fees	400	549
Net gains on sales of investment securities	200	631
Gains on sales of loans	32	85
Other income	395	399
Total non-interest income	1,534	2,180

Non-interest expense:
Salaries and employee benefits	4,326	3,695
Occupancy expenses	1,373	1,237
Audit, legal and other professional fees	376	263
Advertising and public relations	154	170
Supplies and postage	212	221
Trust professional and custodial expenses	115	152
Other operating expenses	568	461
Total non-interest expense	7,124	6,199

Income before income taxes	2,877	2,711
Income tax expense	1,026	996

Net income	$1,851	$1,715

Basic earnings per share	$0.50	$0.48

Diluted earnings per share	$0.48	$0.45

Basic weighted average common shares outstanding	3,690,797	3,605,344

Diluted weighted average common shares outstanding	3,829,906	3,789,679

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)	March 31, 2005	December 31, 2004	March 31, 2004

Assets

Cash and cash equivalents:
Cash and due from banks	$32,130	$25,180	$32,147
Short-term investments	35,146	32,090	32,500
Total cash and cash equivalents	67,276	57,270	64,647

Other short-term investments	—	8,200	6,000
Investment securities at fair value	189,376	187,601	179,320
Loans, less allowance for loan losses of $11,138 at March 31, 2005, $10,923 at December 31, 2004, and $10,329 at March 31, 2004	579,465	559,536	495,402
Premises and equipment	11,898	11,914	12,218
Accrued interest receivable	4,103	3,629	3,176
Deferred income taxes, net	5,343	4,084	3,304
Prepaid expenses and other assets	4,049	9,540	5,561
Core deposit intangible, net of amortization	708	741	841
Goodwill	5,656	5,656	5,656

Total assets	$867,874	$848,171	$776,125

Liabilities and Stockholders’ Equity

Liabilities

Deposits	$754,248	$768,644	$688,500
Borrowed funds	36,180	3,651	16,438
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	3,714	2,577	2,313
Income taxes payable	566	50	407
Accrued interest payable	494	740	423

Total liabilities	806,027	786,487	718,906

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 3,691,435, 3,690,163 and 3,609,063 shares issued and outstanding at March 31, 2005, December 31, 2004 and March 31, 2004, respectively	37	37	36
Additional paid-in capital	22,614	22,598	21,062
Retained earnings	39,259	37,408	33,184
Accumulated other comprehensive income (loss)	(63)	1,641	2,937

Total stockholders’ equity	61,847	61,684	57,219

Total liabilities and stockholders’ equity	$867,874	$848,171	$776,125

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the three months ended March 31, 2005	At or for the year ended December 31, 2004	At or for the three months ended March 31, 2004
	(Dollars in thousands, except per share data)

Balance Sheet Items:
Total assets	$867,874	$848,171	$776,125
Loans serviced for others	35,911	35,067	28,064
Investment assets under management	364,574	363,250	386,661
Total assets under management	1,268,359	1,246,488	1,190,850
Book value per share	$16.75	$16.72	$15.85
Total capital to risk weighted assets	11.53%	11.24%	11.50%
Tier 1 capital to risk weighted assets	10.28%	9.96%	10.25%
Tier 1 capital to average assets	8.11%	7.83%	8.00%
Allowance for loan losses to loans	1.89%	1.91%	2.04%
Non-performing loans to total loans	0.34%	0.38%	0.57%

Income Statement Items (annualized):
Return on average assets	0.92%	0.95%	0.94%
Return on average stockholders’ equity	12.10%	12.99%	12.25%
Net interest margin (tax equivalent)	4.71%	4.50%	4.55%